Exhibit 16

April 13, 2007

Via Federal Express and
Copy via facsimile (202) 772-9252

Office of the Chief Accountant, Division of Corporation Finance
Securities and Exchange Commission
100 F Street NE
Washington, DC 20549-7561
Attention:  PCAOB Letter File

Re:	Intelligroup, Inc.
Commission File Number: 0-20943

Dear Sirs:

We have read Item 4.01 of the Form 8-K dated April 12, 2007 of Intelligroup, Inc. Except for the first paragraph, we are in agreement with the statements contained in Item 4.01(a) therein. We have no basis to agree or disagree with the statements made in the first paragraph of Item 4.01(a) or the statements made in Item 4.01(b).

/s/ J.H. Cohn LLP